UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Corporate Headquarters

March 31, 2005

Dear Shareholder:

The Notice of Annual Meeting and Proxy Statement for the 2005 Annual Meeting of Rayonier Shareholders are enclosed.

As in previous years, the 2005 Annual Meeting is intended to be business only. The one formal item on the agenda is the election of four directors, and the Proxy Statement provides information about each nominee for election. We do not expect any other items of business to be raised, and no speeches or presentations are planned.

As always, your vote is important. I urge you to vote your shares promptly.

Sincerely yours,

W. L. NUTTER

Chairman, President and Chief Executive Officer

Rayonier Inc.        •         50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

Corporate Headquarters

March 31, 2005

NOTICE OF ANNUAL MEETING

Notice is hereby given that the 2005 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 19, 2005 at 4:00 P.M., local time, for purposes of:

1)	electing three Class II directors to terms expiring in 2008 and one Class III director to a term expiring in 2006 (Item 1 on the proxy card); and

2)	acting upon such other matters as may properly come before the meeting.

All Rayonier shareholders of record at the close of business on March 21, 2005 are entitled to vote at the meeting. This Notice and the accompanying Proxy Statement and proxy card are first being mailed to shareholders on or about March 31, 2005.

We urge you to vote your shares over the Internet, by telephone or through the mail at the earliest convenience.

W. EDWIN FRAZIER, III

Senior Vice President, Administration and Corporate Secretary

Rayonier Inc.        •         50 North Laura Street        •        Jacksonville, FL 32202

Telephone (904) 357-9100        •        Fax (904) 357-9101

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Rayonier Shareholders

Thursday, May 19, 2005

QUESTIONS AND ANSWERS

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Company to elect four directors, James H. Hance, Jr., Richard D. Kincaid, Paul G. Kirk, Jr. and Carl S. Sloane (for more information on each nominee, turn to Information as to Nominees for Election to the Board of Directors beginning on page 4).

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 50,252,384 shares of Rayonier common stock (“Common Shares”) outstanding at the close of business on March 21, 2005 is entitled to one vote for each share owned.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your proxy card. If you vote on the Internet, you do not need to mail in your proxy card.

•	You can vote by telephone by following the “Vote by Phone” instructions on your proxy card. If you vote by telephone, you do not need to mail in your proxy card.

•	You can vote by mail by signing and dating your proxy card and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (i.e., FOR the four named nominees for election as directors).

•	You can vote in person at the Annual Meeting by delivering your completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy cards, ballots and reports of voting results that identify individual shareholders are mailed or returned directly to Automatic Data Processing, Inc. (“ADP”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit ADP to tabulate and certify the vote;

•	as required by law;

•	if we determine in good faith that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a shareholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Rayonier. Under the Company’s bylaws, all shareholder proposals (including director nominations) must have been received by December 3, 2004 to be considered at the Annual Meeting. To date, we have received no shareholder proposals (or director nominations) from shareholders for consideration at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 21, 2005 must be present, either in person or represented by proxy.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:	The four nominees who receive the largest number of votes will be elected. Accordingly, any action other than a vote for a nominee will have the practical effect of a vote against the nominee.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Automatic Data Processing, Inc. will count the votes. A Company representative will act as inspector of elections.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, will be counted as present and entitled to vote. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee.

Q:	WHAT SHARES ARE COVERED BY MY PROXY CARD?

A:	You should have been provided a proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:	It means that you have multiple accounts in which you own Common Shares. Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York at 1-800-659-0158. From outside the U.S. you may call The Bank of New York, collect, at 610-382-7833.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	voting by telephone or on the Internet (only your most recent telephone or Internet proxy is counted);

•	signing and submitting another proxy with a later date; or

•	voting again at the meeting.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:	All shareholders who wish to include a proposal in our Proxy Statement for the Annual Meeting in 2006 must provide notice by certified mail—return receipt requested to Corporate Secretary, Rayonier, 50 North Laura Street, Jacksonville, Florida 32202 by no later than December 1, 2005. The notice must satisfy the requirements for shareholder proposals under the federal securities laws. Under our bylaws, this deadline applies to any shareholder proposal sought to be considered at the 2006 Annual Meeting, not just to those sought to be included in the Proxy Statement and proxy card for the Annual Meeting.

Q:	MAY I ACCESS THIS YEAR’S ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT ELECTRONICALLY?

A:	Rayonier’s 2004 Annual Report, which includes the Annual Report on Form 10-K, and this Proxy Statement may be accessed at the Investor Relations section of the Rayonier website at: www.rayonier.com. Note that most shareholders can elect to receive future Proxy Statements, Annual Reports and proxy cards over the Internet instead of receiving paper copies in the mail. With Internet delivery, you should receive the materials more quickly and also help the Company reduce printing and postage costs. We encourage you to enroll in this delivery option through links provided at the Investor Relations section of our website.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing management and the overall performance of Rayonier. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. The Board held eight meetings during 2004.

The Board is divided into three classes (I, II and III) serving staggered three-year terms. The terms of the Class II directors, James H. Hance, Jr., Paul G. Kirk, Jr., Carl S. Sloane and Gordon I. Ulmer, will expire at the 2005 Annual Meeting, at which time Mr. Ulmer will retire in accordance with the Board’s policy regarding mandatory retirement age. Messrs. Hance, Kirk and Sloane have each been nominated for re-election for a term expiring in 2008.

Mr. Kincaid was appointed as a Class III director by the Board on November 1, 2004 for a term expiring in 2006. However, North Carolina law requires that any director appointed by the Board stand for election at the first Annual Meeting following his or her appointment. Accordingly, Mr. Kincaid has been nominated for election as a Class III director for a term expiring in 2006.

Unless there is a contrary indication, the Common Shares represented by valid proxies will be voted for the election of all four nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted for the election of a substitute nominee recommended by the Board.

A biography of each member of Rayonier’s current Board of Directors, including the four nominees for election, is set forth below.

The Board unanimously recommends that you vote FOR each of the four nominees for election to the Board of Directors named below.

Information As To Nominees For Election To The Board Of Directors

Class II, Terms Expire in 2005

JAMES H. HANCE, JR., Age 60	Appointed to Board in 2004

Mr. Hance is the retired Vice Chairman of Bank of America Corporation (a financial institution serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services), a position he held from 1993 until his retirement on January 31, 2005. He also served as Chief Financial Officer from 1988 until April 2004. Mr. Hance joined NCNB Corporation, predecessor to NationsBank and Bank of America, in 1987 as Executive Vice President and Chief Accounting Officer. He also serves as a director of Cousins Properties Incorporated, EnPro Industries, Inc. and Sprint Corporation. Mr. Hance is a trustee of Washington University in St. Louis and serves on the board of The Foundation for the University of North Carolina at Charlotte. He is a graduate of Westminster College in Missouri and holds an MBA from Washington University.

PAUL G. KIRK, JR., Age 67	Elected to Board in 1994

Mr. Kirk became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is also Chairman, President and a director of Kirk & Associates, Inc. He is a Trustee of Stonehill College and Chairman of the Board of Directors of the John F. Kennedy Library Foundation. Mr. Kirk serves as Co-Chairman of the Commission on Presidential Debates. He is also a director of The Hartford Financial Services Group, Inc. Mr. Kirk is a graduate of Harvard College and Harvard Law School.

CARL S. SLOANE, Age 68	Elected to Board in 1997

Mr. Sloane is Professor Emeritus, Harvard University Graduate School of Business Administration, and Chairman of the Board of Beth Israel Deaconess Medical Center, a Harvard affiliated teaching hospital. He was the Ernest L. Arbuckle Professor of Business Administration from 1991 until his retirement in 2000. Prior to joining the Harvard faculty, Mr. Sloane spent 30 years in management consulting, the last 20 with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. He is also a director of The Brinks Company. Mr. Sloane is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

Class III, Term Expires in 2006

RICHARD D. KINCAID, Age 43	Appointed to Board in 2004

Mr. Kincaid is President and Chief Executive Officer of Equity Office Properties Trust (an owner and manager of office buildings and the largest U.S. real estate investment trust (“REIT”)). He became President in November 2002 and was named Chief Executive Officer effective April 1, 2003. Mr. Kincaid joined Equity Office Properties Trust as Senior Vice President in 1996, was named Chief Financial Officer in 1997 and Executive Vice President and Chief Operating Officer in 2001. He previously served as Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C., a predecessor of Equity Office Properties Trust, and was Senior Vice President of Equity Group Investments, Inc., a private investment company. Mr. Kincaid is a member of the National Association of Real Estate Investment Trusts, the Real Estate Roundtable, and the Economic Club of Chicago. He is a graduate of Wichita State University and holds an MBA from the University of Texas.

Information As To Other Directors

Class II, Term Expires in 2005

GORDON I. ULMER, Age 72	Elected to Board in 1994

Mr. Ulmer is the former Chairman and Chief Executive Officer of Connecticut Bank and Trust Company (CBT) and retired President of the Bank of New England Corporation. He joined CBT in 1957 and held numerous positions before being elected Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of the Bank of New England Corporation, the holding company of CBT, holding such position until his retirement in 1990. Mr. Ulmer also serves as a director of The Hartford Financial Services Group, Inc. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard University Graduate School of Business Administration Advanced Management Program, and attended New York University’s Graduate School of Engineering. Mr. Ulmer will retire from the Board effective as of the 2005 Annual Meeting of Shareholders.

Class III, Terms Expire in 2006

RAND V. ARASKOG, Age 73	Elected to Board in 1994

Mr. Araskog is the retired Chairman and Chief Executive of ITT Corporation (a diversified global corporation engaged in the hospitality and entertainment businesses and the information services business). He served as Chairman and Chief Executive of ITT Corporation from 1980 until his retirement in 1998. He is also a director of ITT Educational Services, Inc., International Steel Group, Inc. and Cablevision Systems Corporation. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard University Graduate School of Arts and Sciences.

W. LEE NUTTER, Age 61	Elected to Board in 1996

Mr. Nutter is Chairman, President and Chief Executive Officer of Rayonier. He joined Rayonier in 1967 in the Northwest Forest Operations and was named Vice President, Timber and Wood in 1984, Vice President,

Forest Products in 1985, Senior Vice President, Operations in 1986 and Executive Vice President in 1987. Mr. Nutter was elected President and Chief Operating Officer and a director of Rayonier in 1996 and to his current position effective January 1999. He serves on the Board of Directors of Republic Services, Inc., the Board of Directors of the American Forest and Paper Association and on the National Council for Air and Stream Improvement. Mr. Nutter is also a member of the North Florida Regional Board of SunTrust Bank. He holds a B.A. degree in Business Administration from the University of Washington and graduated from the Harvard University Graduate School of Business Administration Advanced Management Program.

RONALD TOWNSEND, Age 63	Elected to Board in 2001

Mr. Townsend is a Communications Consultant based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, most recently as President of Gannett Television Group. Mr. Townsend also serves as a director of ALLTEL Corporation and Winn-Dixie Stores, Inc. He attended The City University of New York, Bernard Baruch.

Class I, Terms Expire in 2007

RONALD M. GROSS, Age 71	Elected to Board in 1978

Mr. Gross is Chairman Emeritus, and former Chairman and Chief Executive Officer of Rayonier. He joined Rayonier in 1978 as President and Chief Operating Officer and a director, and was given the additional responsibilities of Chief Executive Officer in 1981 and Chairman in 1984. Mr. Gross served as Chairman and Chief Executive Officer from 1984 until his retirement in 1998, and was named Chairman Emeritus effective January 1999. He also serves as a director of Corn Products International, Inc. and The Brinks Company. Mr. Gross is a graduate of Ohio State University and the Harvard University Graduate School of Business Administration.

THOMAS I. MORGAN, Age 51	Elected to Board in 2004

Mr. Morgan is President and Chief Executive Officer of Hughes Supply, Inc. (a diversified wholesale distributor of construction, repair and maintenance-related products). He joined Hughes Supply, Inc. in 2001 as President and Chief Operating Officer and was elected to his present position in 2003. Previously Mr. Morgan was Chief Executive Officer of EnfoTrust Network (a business to business information delivery network) from February 2000 to March 2001, Chief Executive Officer of Value America (an on-line retailer) from February 1999 to November 1999, and Chief Executive Officer of US Office Products (an office supply company) from November 1997 to January 1999. He also spent 22 years with Genuine Parts Company (a distributor of automotive and industrial replacement parts, office products and electrical/electronic materials) in positions of increasing responsibility. Mr. Morgan serves as a member of the Central Florida Regional Board of SunTrust Bank. He also serves as a director of Enterprise Florida and the Boys and Girls Club of Central Florida. Mr. Morgan is a graduate of the University of Tennessee.

KATHERINE D. ORTEGA, Age 70	Elected to Board in 1994

Ms. Ortega served as the 38th Treasurer of the United States from 1983 to 1989 and as Alternate Representative of the United States to the United Nations General Assembly from 1990 to 1991. Prior to these appointments, she served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President’s Advisory Committee on Small and Minority Business. Before entering government, Ms. Ortega was a banker and practiced as a certified public accountant. She also serves as a director of State Farm Bank, The Kroger Co., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund; and as a Trustee of The American Funds Tax-Exempt Series I. Ms. Ortega is a graduate of Eastern New Mexico University and holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree.

Committees of the Board of Directors

Our Board of Directors has the following committees, each of which operates under a written charter available on the Company’s website at www.rayonier.com:

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2004
AUDIT: Katherine D. Ortega, Chair James H. Hance, Jr. Paul G. Kirk, Jr. Carl S. Sloane Gordon I. Ulmer

This Committee is comprised entirely of independent directors and its responsibilities include:

•      oversight of the Company’s accounting and financial reporting policies, processes and systems of internal control, including internal control over financial reporting;

•      monitoring the independence and performance of the Company’s independent auditors with sole responsibility for such auditors’ selection, evaluation, compensation and discharge;

•      approving, in advance, all of the audit and non-audit services provided to the Company by the independent auditors;

•      facilitating open communication among the Board, senior management, internal audit and the independent auditors; and

•      overseeing the Company’s legal compliance and ethics programs, including the Standard of Ethics and Code of Corporate Conduct.

		8

COMPENSATION AND MANAGEMENT DEVELOPMENT: Rand V. Araskog, Chair Richard D. Kincaid Paul G. Kirk, Jr. Thomas I. Morgan Ronald Townsend	This Committee is comprised entirely of independent directors and its responsibilities include: • overseeing the compensation and benefits of employees; • evaluating management performance; • establishing executive compensation; • reviewing management succession and development matters; and • approving individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives.	6

NOMINATING AND CORPORATE GOVERNANCE: Ronald Townsend, Chair Ronald M. Gross Thomas I. Morgan Carl S. Sloane	This Committee is comprised entirely of independent directors and its responsibilities include: • establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders; • determining the composition of Board committees; • overseeing processes to evaluate Board and committee effectiveness; • recommending director compensation and benefit programs to the Board; and • overseeing a set of Corporate Governance Principles for the Company.	6

FINANCE: Ronald M. Gross, Chair Rand V. Araskog James H. Hance, Jr. Richard D. Kincaid W. Lee Nutter Katherine D. Ortega Gordon I. Ulmer	This Committee is responsible for advising the Board concerning certain issues with respect to the financial structure of the Company, including: • financial strategies and tax planning initiatives; • dividend policies; • capital structure; • financings; • risk management policies; • compliance with various REIT qualification tests; • investment policies; and • performance of the pension and savings plans.	3

On average, directors attended 96 percent of the aggregate meetings of the Board of Directors and Committees on which they served during 2004, and no director attended less than 75 percent of such meetings.

Director Independence

The Board of Directors has affirmatively determined that, with the exception of Mr. Nutter, no director has a material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, all directors, other than Mr. Nutter, qualify as independent under the applicable listing standards of the New York Stock Exchange. In making such determination with regard to Mr. Gross, the Board specifically evaluated his consulting arrangement with the Board (see Directors’ Compensation on page 9) and determined that given the moderate level of direct compensation received under the arrangement, and that the consulting services are provided to the Board rather than to management, the arrangement does not constitute a material relationship with the Company.

With regard to Mr. Hance, the Board evaluated the banking services provided to the Company by Bank of America and the fees paid for such services. Services provided consist of cash management, debt issuance, financial advice and letter of credit support. The Board determined that given the reasonable level of fees and that such services are provided in the usual and ordinary course of business, the Company’s banking relationship with Bank of America is not significant enough to preclude Mr. Hance’s independence from management.

Submission of Director Nominations by Shareholders

The Company’s bylaws provide that nominations of persons for election to the Board of Directors may be made at the Annual Meeting either by or at the direction of the Board or by any shareholder who complies with the requirements set forth in our bylaws for submission of director nominations. Such requirements are that the shareholder (i) be a shareholder of record at the time of submitting the required notice of nomination, (ii) be entitled to vote for the election of directors at the subject Annual Meeting, and (iii) comply with the notice procedures detailed below.

Notice of director nominations from shareholders must be in writing and received by the Corporate Secretary at the Company’s offices at 50 North Laura Street, Jacksonville, Florida 32202, not less than 120 days prior to the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting (provided that if the Company has changed its Annual Meeting date by more than 30 days from the previous year’s date, notices from shareholders must be received by a date that is a reasonable time before the Company begins to print and mail its Proxy Statement). Each shareholder’s notice must include the shareholder’s name and address and the number of Common Shares owned and, as to each potential nominee, information substantially the same as that required to be disclosed in solicitations of proxies for election of directors pursuant to Items 7(a) and (b) of Regulation 14A under the Securities Exchange Act of 1934, as amended, along with such potential nominee’s written consent to being named as a nominee and to serving as a director if elected.

Director Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified by any other source. While there are no specific minimum qualifications for director nominees, in evaluating the suitability of potential nominees, it is the policy of the Nominating and Corporate Governance Committee to seek individuals who have the knowledge, experience, skills, expertise and diversity, together with the highest personal and professional integrity, to be most effective, in conjunction with the other Board nominees and members, in collectively serving the long-term interests of the Company’s shareholders. These criteria for Board membership are periodically reevaluated by the Nominating and Corporate Governance Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

The Nominating and Corporate Governance Committee has, at times, utilized independent third party search firms to identify potential director candidates. However, no third party search firm was utilized in identifying either Mr. Hance or Mr. Kincaid. Mr. Hance was identified by a non-management member of the Board. Mr. Kincaid was identified by management through a review of REIT chief executives, overseen by the Nominating and Corporate Governance Committee.

Share Ownership Requirements For Directors And Senior Management

The Board of Directors believes that it is important for directors and senior management to acquire a substantial ownership position in the Company to underscore the level of commitment Rayonier’s management team has to the future success of the business. Our policies require Rayonier share ownership by directors at a level equal to three times their annual equity retainer, and by officers at the level of Vice President or above as follows:

Position/Level	Share Ownership Requirements as Multiple of Base Salary
Chairman, President and Chief Executive Officer	4X
Executive Vice President	3X
Senior Vice President	2X
Vice President	1X

These ownership levels for directors and officers are required to be achieved over a three-year period. Currently, all directors and persons holding a position of Vice President or higher for three or more years have met their required levels of ownership.

Directors’ Compensation

Each non-management director receives an annual retainer of $35,000 in cash plus an award of 1,000 Common Shares. They also receive a fee of (i) $2,000 per Board meeting attended; (ii) $1,500 per Committee meeting attended; (iii) an additional $500 per Committee meeting chaired; (iv) $2,000 for each business trip taken to one of the Company’s facilities for a business purpose other than a Board or Committee meeting; and (v) $2,000 for any other business trip taken at the request of management; provided, however, that the fee for a director’s telephonic participation in a non-telephonic meeting of the Board or any Committee is one-half the otherwise applicable fee. Mr. Nutter, as an employee of Rayonier, is not compensated for service on the Board or its Committees.

Mr. Gross has provided consulting services to the Board under a Consulting Agreement since January 1, 1999. Under this Agreement, he is paid an annual retainer of $50,000 for as long as he remains a director.

Directors’ Charitable Award Program

The Company established the Directors’ Charitable Award Program in 1995 to recognize the interest of Rayonier and its directors in supporting worthy educational institutions and other charitable organizations. Under this Program each director may nominate up to five organizations to share a total contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company. These contributions will be made by the Foundation in ten annual installments after the death of any director who:

•	has completed 60 full months of service as a director;

•	dies or becomes disabled while serving as a director; or

•	is actively serving as a director at the time of a change in control of the Company.

The Company has acquired joint life insurance contracts on the lives of directors, the proceeds of which will be adequate to fund Rayonier’s contributions to the Foundation related to the Program, as well as to fund the premium costs of the contracts. Directors receive no financial benefit from this Program since the charitable deduction and insurance proceeds accrue solely to the Company.

Effective January 1, 2004, the Directors’ Charitable Award Program was discontinued for new directors.

REPORT OF THE AUDIT COMMITTEE

Management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States, as well as auditing the Company’s internal controls over financial reporting.

The Audit Committee’s role is to assist the Board of Directors in oversight of the Company’s financial reporting process including annual audits and quarterly reviews of the Company’s financial statement filings, and audits of internal controls over financial reporting. The Committee has direct responsibility for the appointment, compensation and oversight of the Company’s independent auditors. The Committee is composed of five directors, all of whom have been determined by the Board of Directors to be “independent” and “financially literate” as defined under applicable securities laws and rules of the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. The Committee held eight regular meetings during 2004.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2004 with management and with Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent auditors for 2004. In addition, the Committee has held discussions with Deloitte & Touche covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee asked Deloitte & Touche to present to the Committee any unusual items observed during their quarterly reviews of the Company’s interim results. No such items were presented during 2004. The Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has held discussions with Deloitte & Touche regarding their independence.

The Audit Committee discussed with the Company’s chief internal audit executive and with Deloitte & Touche representatives the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company’s internal controls and disclosure controls and procedures, and the overall quality of the Company’s financial reporting. Separate private meetings without management present were also held with the Company’s chief internal audit executive and with representatives of Deloitte & Touche at four meetings of the Committee in 2004. The Committee also met privately with the Company Ombudsman at three of its 2004 meetings.

In reliance on the Audit Committee’s reviews and discussions with management and the independent auditors as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee Financial Expert

The Board has evaluated whether at least one Audit Committee member meets the qualifications for an “audit committee financial expert” as defined by the Securities and Exchange Commission. Based on such evaluation, Katherine D. Ortega qualifies as an audit committee financial expert and is independent of management.

Information Regarding Independent Auditors

Deloitte & Touche has served as the Company’s independent auditors since 2002. In March 2003, the Board delegated to the Committee sole authority to select, evaluate, compensate and replace the Company’s independent auditors. In May 2003 and May 2004, the Committee re-appointed Deloitte & Touche as the Company’s independent auditors. The Committee, at its discretion, may change the appointment of the independent auditors at any point if it determines that such a change is in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Deloitte & Touche charged the Company the following fees (billed or to be billed) for services performed in fiscal 2004 and 2003:

	2004	2003
Audit fees	$948,233	$786,174
Audit-related fees	126,546	136,780
Tax fees	137,585	136,223
All other fees	—	—

	$1,212,364	$1,059,177

Audit fees include amounts for the audit of the annual financial statements, quarterly reviews of Forms 10-Q, the audit of internal control over financial reporting, statutory audits, accounting research and consents for SEC filings.

Audit-related services included services such as audits of benefit plans and a separate creditor-required audit report for Rayonier Forest Resources, L.P. (formerly Rayonier Timberlands Operating Company, L.P.). Tax services include tax consultation and assistance to the Company in preparation of foreign entity and expatriate tax returns. The Audit Committee determined that the provision of such services was not incompatible with maintaining the independent auditors’ independence.

The independent auditors are prohibited from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

All fiscal 2004 services provided by the independent auditors were pre-approved, in accordance with the Committee’s pre-approval policies and procedures set forth on the attached Appendix A.

This report is furnished by the members of the Audit Committee.

Katherine D. Ortega, Committee Chair	Carl S. Sloane
James H. Hance, Jr.	Gordon I. Ulmer
Paul G. Kirk, Jr.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee (the “Committee”) oversees the compensation and benefits of Rayonier employees. The Committee must authorize individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives, including the executives in the Summary Compensation Table on page 16 (the “Named Executive Officers”). Specifically, the Committee establishes and approves base salaries, annual bonuses and long-term incentive awards. In setting compensation levels, evaluating the weight given to various forms of compensation and establishing and implementing compensation programs, the Committee uses outside compensation expertise and outside legal counsel, retained by the Committee.

The Committee’s charter reflects these various responsibilities and is reviewed annually. The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee meets at scheduled times during the year, including from time to time in executive session. Following each Committee meeting, the Chair of the Committee reports to the full Board.

Executive Compensation Philosophy

The key elements of the Company’s executive compensation program are base salary, annual bonus incentives and long-term incentive compensation, including various forms of equity-based compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee takes account of all other elements of an executive’s total compensation package, including insurance and other benefits.

The Committee believes that the Company’s direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products and real estate investment trust (“REIT”) sectors, but also in broader-based general industry. Therefore, with the assistance of outside advisors, the Committee relates total compensation levels for the Company’s senior executives to the median compensation paid to executives of comparative companies within the forest products and REIT sectors, and within the general industry sector. The Committee’s approach to total compensation considers market level pay practices of comparable companies, but with a greater emphasis on “at-risk” or “pay-for-performance” compensation, which the Committee believes more closely aligns management incentives with shareholder interests. For the same reason, the Committee also has recommended, and the Board has adopted, mandatory share ownership requirements for senior executives.

The Committee also has responsibility for oversight of the Company’s management succession planning process and takes continuity and development issues into account in setting compensation levels.

Base Salary

The Committee has oversight of the general administration of base salaries, salary grades and salary range structure for the Company’s 50 executives, and regularly reviews each senior executive’s base salary. Base salaries are competitive and are targeted at market levels. The Committee authorizes base salary adjustments in recognition of the executive’s level of responsibilities, performance, prior experience, breadth of knowledge, internal equity factors and external pay practices. While the normal interval between salary reviews for most executives is 12 to 15 months, senior executive salary reviews during 2003 and 2004 were extended to 18 and 24 month intervals. Executive salary actions for 2004, comprised of merit pay and promotional increases, averaged 3.9% on an annualized basis.

Incentive Compensation

Incentive compensation is paid pursuant to both annual bonus and long-term incentive programs. The 2004 Incentive Stock and Management Bonus Plan (the “2004 Plan”), as approved by shareholders in May 2003, permits the grant of equity-based compensation awards in the form of non-qualified and incentive stock options, stock appreciation rights granted in tandem with stock options, restricted stock, performance shares, restricted stock units and limited stock appreciation rights. In May 2004, shareholders approved an amendment to the 2004 Plan to increase the total shares authorized for grant of awards to 4.5 million Common Shares, of which 1,160,000 shares on a cumulative basis were made available for grants as restricted stock or performance shares. The 2004 Plan also provides for annual cash performance bonus awards for the Company’s senior most executives and the Committee oversees annual cash bonus arrangements for other executives and key employees. The application of each of these incentive arrangements is described in the following sections of this report.

Annual Bonus Awards

The Company’s 2004 Management Performance Bonus Award Program (the “2004 Bonus Award Program”) and 2004 Corporate Incentive Bonus Plan (the “2004 Bonus Plan”) provide eligible executives and key employees with the opportunity to earn cash bonuses for achieving specific annual Company, business unit and individual performance goals.

The 2004 Bonus Award Program, covering only the Named Executive Officers, was adopted in May 2003. Under this program, an incentive bonus pool was created for the 2004 calendar year equal to 3.5% of 2004 net income, up to a cap of 150% of 2004 Budgeted Net Income. Pursuant to criteria selected in accordance with the 2004 Plan, a Corporate Performance Factor (“CPF”) was applied to measure corporate performance on a weighted basis of actual against budget for three metrics: Net Income (60% weighting), Return on Total Capital (25% weighting), and Operating Funds Flow (15% weighting). Actual performance for each metric was capped at 150% of budget. Individual target bonuses were set at the beginning of the year as a percentage of year-end base salary, with actual bonuses determined as a percentage of the authorized bonus pool. As required by the 2004 Plan, individual bonuses cannot exceed 200% of base salary and may be reduced but not increased, in the Committee’s discretion. Actual corporate performance for 2004, combining Net Income and CPF performance, was 217% of target, and the 2004 Bonus Award Program bonus pool was set and paid accordingly. All bonuses were paid by February 24, 2005.

Calendar year 2004 bonuses for executives and key employees other than the Named Executive Officers were determined under the 2004 Bonus Plan. Under the 2004 Bonus Plan, the target bonus pool was adjusted for weighted average performance of three metrics compared to budget: Net Income (60% weighting), Return on Total Capital (25% weighting) and Operating Funds Flow (15% weighting). The maximum bonus pool was capped at 150% of the target bonus pool. The target bonus for an executive is a percentage of the executive’s salary grade midpoint, with the final bonus determined in the Committee’s discretion subject to the maximum bonus pool. (The bonus pool for key employees is equal to a fixed percentage, set by the Committee, of the amount of the bonus pool available for executive bonuses, with individual bonus awards made by senior management.) Under the 2004 Bonus Plan, 2004 corporate performance was 145% of target, and the bonus pool was set and paid accordingly. All bonuses were paid by February 24, 2005.

In December 2004, the Committee consolidated the two bonus arrangements into a single bonus award program for 2005 for all executives and key employees, with special rules applicable to the Named Executive Officers as required by the 2004 Plan. This new 2005 Annual Corporate Bonus Program also incorporates a REIT related performance metric for the period from January 1, 2005 through December 31, 2005, with cash bonus awards, if any, to be paid in first quarter 2006.

Long-Term Incentives

In addition to providing for annual performance-based cash bonuses, the 2004 Plan governs long-term compensation incentives, which can be made from a menu of equity-based awards. Long-term incentive grants under the 2004 Plan reflect Rayonier’s approach to total compensation, which as noted above considers market level pay practices of comparable companies but with a greater emphasis on “at-risk” rewards that closely align management with shareholder interests. In making specific awards, the Committee considers individual performance and levels of responsibility, as well as historical award data and compensation practices at comparable forest products, REIT sector and general industry companies. The following long-term incentive awards were made during 2004.

Stock Options.    Under the 2004 Plan, non-qualified options to acquire Common Shares are granted by the Committee at an exercise price equal to the fair market value of a Common Share on the date of grant. The size of the grant is based primarily on competitive practice and is generally targeted to be at the median of option values granted by comparative forest products, REIT and general industry sector companies, adjusted for individual factors and historical award data. In 2004, non-qualified stock option awards totaling 155,000 shares were granted to six executives. In December 2003, non-qualified stock option awards totaling 215,200 shares were granted to 133 executives and key employees under the provisions of the 1994 Incentive Stock Plan (the “1994 Plan”), which terminated on December 31, 2003. The 2003 awards were reported in the 2004 Proxy Statement.

Performance Shares.    Pursuant to the 2004 Plan and its predecessor 1994 Plan, the Committee has made annual grants of performance shares, called “Class Awards,” to senior executives responsible for sustained Total Shareholder Return (“TSR”) performance. The TSR goals reflect the Company’s emphasis on the creation of long-term shareholder value. In general, under each program the actual number of Common Shares received by the executive, if any, at the end of a 36-month performance period depends on the relationship of Rayonier’s TSR performance relative to the performance of a representative peer group of companies or index, depending on the particular program. TSR is calculated by measuring the growth in value of a hypothetical $100 investment in Rayonier and in each of the comparative peer group companies or index over the performance period, assuming all dividends are reinvested quarterly. In determining the size of performance share grants at the beginning of the performance period, the Committee considers the contingent value of the award, competitive practices and the level of responsibility of each senior executive.

During 2004, the 2001 Class Awards were paid out in respect of the 36-month performance period that ended December 31, 2003. Rayonier’s TSR for the period outperformed the weighted average TSR performance of the Standard & Poor’s Paper and Forest Products Index (the “S&P Index”) by 435%, which translated to share awards at 150% of target. Taking account of adjustments for the Company’s 2003 stock split and special stock dividend, 171,812 shares were issued in 2004 to seven executives, from an initial reserve for the 2001 Class Awards of 184,283 shares.

The maximum shares reserved for issuance under the outstanding 2002 Class Awards and 2003 Class Awards, for performance periods ending December 31, 2004 and December 31, 2005, respectively, total 152,232 and 166,120, with actual shares to be issued ranging from zero to a maximum of 150% of target award based upon Rayonier’s TSR performance against the weighted average of the S&P Index.

A total of 93,300 performance shares were granted to seven senior executives in 2004, including Mr. Nutter. Grants of the 2004 Class Awards were made for a 36-month performance period commencing January 1, 2004 through December 31, 2006. The Company reserved a maximum of 139,950 shares for possible issuance under these 2004 Class Awards, with actual shares to be issued ranging from zero to a maximum of 150% of target based upon the Company’s relative TSR performance against a peer group of companies from the forest products industry.

In December 2004, the Committee approved 2005 Class Awards under a new performance share award program that compares Rayonier TSR performance separately to ranked TSR performance of companies in a REIT index as well as to TSR performance of companies in the S&P Index, for a 36-month performance period that commenced January 1, 2005. The Company reserved a maximum of 154,000 shares for possible issuance under these 2005 Class Awards, with actual shares to be issued ranging from zero to a maximum of 175% of target based upon Rayonier’s relative TSR performance.

Restricted Shares: During 2004, the Committee awarded 30,000 Restricted Common Shares to three key executives under the 2004 Plan. Awards were provided in recognition of individual contributions made during 2004 or for retention purposes. Restricted Share Awards are subject to forfeiture in the event of a termination of employment during a 3-year vesting period.

Compensation of W. Lee Nutter

As noted above, the Committee’s approach to executive compensation is designed to take account of the Company’s direct competitors for executive talent and to more heavily weighted pay-for-performance compensation. This is reflected in the Committee’s approach to the total compensation of W. Lee Nutter, Chairman, President and Chief Executive Officer. The Committee compares his total compensation level to the median compensation paid to comparably situated executives in the forest products and REIT sectors, as well as within the general industry sector, but with a greater emphasis on “at-risk” compensation, as reflected in the Company’s annual bonus and long-term incentive programs. The following outlines the 2004 actions taken with respect to Mr. Nutter in each of the compensation categories discussed above.

Mr. Nutter’s base salary was adjusted to $700,000 in April 2004 following a 24-month salary review cycle, which the Committee believes is an appropriate base salary consistent with its desire to have performance-based incentives reflect a larger percentage of his total compensation. As reflected in the Summary Compensation Table on page 16, Mr. Nutter was paid an annual cash bonus of $1,309,300 under the Company’s 2004 Bonus Award Program. Mr. Nutter’s bonus underscores the Company’s 2004 performance and recognizes his demonstrated leadership against established goals pursuant to the provisions of the 2004 Bonus Award Program. The Committee believes that Mr. Nutter’s 2004 bonus is competitive with performance-based annual incentive compensation paid to other executives at comparable forest products, REIT, and general industry sector companies.

On January 2, 2004, the Committee awarded Mr. Nutter non-qualified options to acquire 50,000 Common Shares at an exercise price of $41.58, and a grant of 33,300 performance shares under the 2004 Class Awards program. As a payout of the 2001 Class Awards under the performance share award program, Mr. Nutter received 53,415 Common Shares on January 21, 2004.

Policy with Respect to the $1 Million Deduction Limit

The Company is able to take deductions in excess of $1 million for certain performance-based incentives, including pursuant to certain incentive plans approved by the Company’s shareholders, paid to the Key Executives identified in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Code does not permit corporations to take deductions for salary and non-performance based compensation in excess of $1 million for a single executive. While the Company makes every effort to insure that the compensation it pays is eligible to be deducted in computing net income, if compliance with the terms of Section 162(m) conflicts with the Company’s compensation philosophy, or with what the Committee believes is in the best interests of the Company and its shareholders, the Committee may conclude that payment of non-deductible compensation is appropriate under the circumstances.

This report is furnished by the members of the Compensation and Management Development Committee.

Rand V. Araskog, Committee Chair
Richard D. Kincaid	Thomas I. Morgan
Paul G. Kirk, Jr.	Ronald Townsend

EXECUTIVE COMPENSATION

Summary Compensation Table

This table discloses compensation received by Rayonier’s Chief Executive Officer and the four other most highly paid executive officers in the Company for 2004, 2003, and 2002. Note that the numbers for 2003 and 2002 under the “Securities Underlying Options” column, the aggregate restricted shares shown under Footnote 2, and the 2004 performance shares shown under Footnote 3 have been adjusted, as authorized by the Compensation and Management Development Committee, to reflect the Company’s 2003 three-for-two stock split and special stock dividend.

					Long-Term Compensation
Name and Principal Position		Annual Compensation			Awards			Payouts	All Other Compensation (4) ($)
	Year	Salary ($)	Bonus ($)	Other Annual Compensation (1) ($)	Restricted Stock Awards (2)($)	Securities Underlying Options (#)		LTIP Payouts (3) ($)
W. Lee Nutter	2004	686,539	1,309,300	—	—	50,000		2,136,066	32,744
Chairman, President and	2003	650,000	750,000	—	247,980	106,830		1,296,600	30,196
Chief Executive Officer	2002	630,673	750,000	—	372,300	97,928		576,599	27,962

Gerald J. Pollack	2004	335,423	377,100	—	—	25,000		1,281,640	13,797
Senior Vice President and	2003	323,000	250,000	—	—	35,610		972,450	15,413
Chief Financial Officer	2002	320,846	210,000	—	248,200	39,171		192,200	15,538

John P. O’Grady(5)	2004	299,685	308,700	—	—	—		1,068,053	13,589
Senior Vice President	2003	293,400	190,000	—	—	52,049	(6)	777,960	13,429
	2002	290,849	170,000	—	198,560	35,610		192,200	13,436

Timothy H. Brannon	2004	300,000	332,800	17,437	—	30,000		—	13,057
Senior Vice President,	2003	307,497	200,000	25,021	230,028	35,610		—	12,638
Forest Resources and Wood Products	2002	227,420	200,000	198,741	—	16,025		—	8,130

Paul G. Boynton	2004	256,731	273,500	—	415,800	20,000		—	10,758
Senior Vice President,	2003	230,750	95,000	—	138,011	26,708		—	9,660
Performance Fibers	2002	206,318	150,000	—	—	17,805		—	7,582

(1)	The amounts shown represent payments made to Mr. Brannon to reimburse moving expenses and to cover other expenses associated with his relocation from New Zealand, plus tax gross-up.

(2)	On January 2, 2004, 10,000 restricted shares were awarded to Mr. Boynton. Such shares will vest on January 2, 2007 provided that Mr. Boynton remains continuously in the employ of the Company through the vesting date. All dividends paid on such shares during the period prior to vesting are withheld and accumulated by the Company. Upon vesting, the Company will pay Mr. Boynton an amount equal to all dividends paid and accumulated with respect to his shares, together with interest thereon at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually. The number and value of the aggregate restricted stock holdings of each Named Executive Officer at December 31, 2004 (based on the New York Stock Exchange consolidated trading closing price of a Common Share on December 31, 2004 of $48.91) were as follows:

Name	Shares (#)	Value ($)
Mr. Nutter	24,036	1,175,601
Mr. Pollack	8,902	435,397
Mr. O’Grady	7,122	348,337
Mr. Brannon	8,902	435,397
Mr. Boynton	15,341	750,328

Pursuant to the terms of the respective grants, on January 2, 2005, a portion of the above aggregate restricted stock holdings vested as follows: Mr. Nutter, 13,353 shares; Mr. Pollack, 8,902 shares; and Mr. O’Grady, 7,122 shares.

(3)	The amounts shown for 2004 represent the value on January 9, 2004 of award payments made on that date pursuant to the vesting of Performance Shares awarded on January 2, 2001 (see Performance Shares on page 14). The gross numbers of Common Shares earned were as follows: Mr. Nutter, 53,415 shares; Mr. Pollack, 32,049 shares; and Mr. O’Grady, 26,708 shares.

The amounts shown for 2003 represent the value on January 23, 2003 of award payments made on that date pursuant to the vesting of Performance Shares awarded on January 1, 2000. The gross numbers of Common Shares earned were as follows: Mr. Nutter, 30,000 shares; Mr. Pollack, 22,500 shares; and Mr. O’Grady, 18,000 shares.

The amounts shown for 2002 represent the value on January 16, 2002 of award payments made on that date pursuant to the vesting of Performance Shares awarded on January 1, 1999. The gross numbers of Common Shares earned were as follows: Mr. Nutter, 11,445 shares; Mr. Pollack, 3,815 shares; and Mr. O’Grady, 3,815 shares.

(4)	These amounts include Company contributions in 2004 to the Rayonier Investment and Savings Plan for Salaried Employees and the Rayonier Excess Savings and Deferred Compensation Plan and premiums for group life insurance as follows:

Name	Savings Plan	Excess Plan	Group Life
Mr. Nutter	8,015	20,133	4,596
Mr. Pollack	8,405	3,127	2,265
Mr. O’Grady	8,147	4,140	1,302
Mr. Brannon	8,405	3,337	1,316
Mr. Boynton	7,717	2,806	236

(5)	Mr. O’Grady has announced his intention to retire in July 2005.

(6)	Includes options for 20,000 shares granted December 30, 2003 representing Mr. O’Grady’s 2004 stock option award.

Option Grants in Last Fiscal Year

This table provides information on awards of options to purchase Common Shares made to the Named Executive Officers during 2004(1).

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Stock Options Granted to Employees in 2004(2)	Exercise Price($/ share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name					5%($)	10%($)
W. Lee Nutter	50,000	32.3%	41.58	1/2/2014	1,307,472	3,313,391
Gerald J. Pollack	25,000	16.1%	41.58	1/2/2014	653,736	1,656,695
John P. O’Grady	—	—	—	—	—	—
Timothy H. Brannon	30,000	19.4%	41.58	1/2/2014	784,483	1,988,034
Paul G. Boynton	20,000	12.9%	41.58	1/2/2014	522,989	1,325,356

(1)	Option Awards for 2005 were granted on January 3, 2005 at an exercise price of $48.40 per share. The number of Common Shares underlying such grants to the Named Executive Officers were: Mr. Nutter, 50,000; Mr. Brannon, 30,000; and Mr. Boynton, 20,000. Given their announced retirements, neither Mr. Pollack nor Mr. O’Grady received option awards for 2005.

(2)	Stock option awards for 2004 were effectively granted in two groups, 215,200 shares in December 2003 (including 20,000 shares to Mr. O’Grady) and 155,000 shares in January 2004 (see Stock Options on page 14). Taking into account the December 2003 grants, the applicable percentages of total stock options granted would be: Mr. Nutter, 13.5%; Mr. Pollack, 6.8%; Mr. O’Grady, 5.4%; Mr. Brannon, 8.1% and Mr. Boynton, 5.4%.

(3)	The exercise price per share is equal to the fair market value of a Common Share on the grant date, January 2, 2004. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the Named Executive Officers become exercisable in one-third increments on the first, second and third anniversary of the date of grant. However, upon the occurrence of a change in control of Rayonier (a) all options will generally become immediately exercisable for a period of 60 days, and (b) options will continue to be exercisable for a period of seven months for an employee terminated other than for cause or who voluntarily leaves the Company because of a good faith belief that they will not be able to discharge their duties.

(4)	At the end of the term of these options, the projected price of a Common Share would be $67.73 at an assumed annual appreciation rate of five percent and $107.85 at an assumed annual appreciation rate of ten percent over the term of the options. Gains to all shareholders at those assumed annual appreciation rates would be approximately $1.34 billion and $3.4 billion, respectively, over such term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows all stock option exercises in 2004 by the Named Executive Officers and the number and value of such executives’ unexercised stock options at December 31, 2004. The numbers of securities underlying options have been adjusted, as authorized by the Compensation and Management Development Committee, to reflect the Company’s 2003 three-for-two stock split and special stock dividend.

	Options Exercised During 2004		Number of Securities Underlying Unexercised Options at 12/31/04	Value of Unexercised In- the-Money Options Held at 12/31/04(2)
Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Exercisable/ Unexercisable(#)	Exercisable/ Unexercisable($)
W. Lee Nutter	42,732	998,254	528,215/153,863	13,498,505/2,696,028
Gerald J. Pollack	105,050	2,268,594	59,350/61,797	1,321,273/1,005,521
John P. O’Grady	122,855	3,108,216	106,969/46,569	2,303,586/845,337
Timothy H. Brannon	12,464	308,751	69,440/59,082	1,666,471/879,924
Paul G. Boynton	—	—	24,334/43,740	552,554/682,174

(1)	Before taxes.

(2)	Based on the New York Stock Exchange consolidated trading closing price of a Common Share on December 31, 2004 of $48.91.

Awards of Performance Shares in Last Fiscal Year

This table shows awards of Performance Shares made to the Named Executive Officers during 2004.

				Estimated Future Payouts
Name	Number of Shares(1)	Performance Period	Threshold Shares (#)(2)	Target Shares (#)	Maximum Shares (#)
W. Lee Nutter	33,300	36 months	16,650	33,300	49,950
Gerald J. Pollack	15,000	36 months	7,500	15,000	22,500
John P. O’Grady	—	—	—	—	—
Timothy H. Brannon	15,000	36 months	7,500	15,000	22,500
Paul G. Boynton	10,000	36 months	5,000	10,000	15,000

(1)	Grants of 2004 Class Awards under the 2004 Plan (see Performance Shares on page 14). Grants of 2005 Class Awards were made on January 3, 2005. Threshold, Target and Maximum shares payable under the

2005 Class Awards to the Named Executive Officers are: Mr. Nutter, 16,650, 33,300 and 58,275; Mr. Brannon, 7,500, 15,000 and 26, 250; and Mr. Boynton, 5,000, 10,000 and 17, 500. Given their announced retirements, neither Mr. Pollack nor Mr. O’Grady received 2005 Class Award grants.

(2)	Award payout commences with 50 percent of target share award if Rayonier’s performance is in the fourth quintile of peer group performance ranking.

Other Executive Compensation

Rayonier Supplemental Senior Executive Severance Pay Plan.    The Rayonier Supplemental Senior Executive Severance Pay Plan (the “Executive Severance Plan”) provides severance benefits for covered executives selected by the Compensation and Management Development Committee based primarily on their position within the Company. Under the Executive Severance Plan, if any covered executive is terminated in a qualifying termination within two years after the occurrence of a “Change in Control” of the Company (as defined in the Retirement Plan for Salaried Employees), he or she is entitled to receive severance benefits, based on his or her tenure with the Company, equal to up to three times annual base salary, plus an amount calculated to equal the incremental value to the executive of up to an additional 36 months of participation under the Company’s retirement plans. Covered executives may elect (prior to a Change in Control) to receive these benefits over time, rather than in a lump-sum, provided the covered executive is available to perform advisory, consultative and similar services during the salary continuation period. Executives electing salary continuation will be eligible to continue to participate in the Company retirement plans and certain welfare benefits of the Company during the continuation period.

The Executive Severance Plan also provides for payment of a lump sum equal to up to three times the executive’s target bonus award for the prior year, together with a prorated bonus award in respect of the year of termination. The target bonus award is based on the prior year’s bonus plan, assuming a 100 percent performance factor.

The Executive Severance Plan provides for a gross-up for any excise taxes payable with respect to payments under the Plan and income taxes payable on the gross-up payment, reimbursement for authorized tax and financial services support and for outplacement services. As of March 1, 2005, Messrs. Nutter, Pollack, O’Grady, Brannon and Boynton were covered by the Plan. However, the right to receive severance benefits under the Executive Severance Plan based on a multiple of base salary and target bonus award is offset, for Mr. Nutter by benefits under the Change in Control Agreement discussed below, and for Mr. Boynton by benefits under the Retention Agreement discussed below.

Rayonier Key Executive Insurance Program.    The Rayonier Key Executive Insurance Program is designed to promote retention of eligible senior executives by providing enhanced benefits for a 15-year period from date of retirement. This Program includes an early retirement benefit option available at the later of age 60 or five years following the Program implementation date of January 1, 2000. An executive who voluntarily leaves the Company’s employ prior to eligible retirement pursuant to this Program does not receive the enhanced benefits.

The Company has purchased a life insurance policy for each of the three eligible executives to facilitate funding of Program benefits, with premiums paid by the Company to be recaptured upon the executive’s death. If death occurs prior to retirement, the death benefit will be paid to the Company. In order to address the resulting potential for the Company’s tax-free receipt of death benefits in excess of premiums paid upon a covered executive’s death prior to retirement, the Compensation and Management Development Committee has approved payment of any such excess death benefits to the covered executive’s beneficiary or estate.

Change in Control protection is provided for Program benefits both prior to and after retirement by virtue of the individual life insurance policies being held in a trust established by the Company. Under the Trust Agreement, upon a Change in Control, the Company would transfer any amounts due the eligible executives under the Program to the trust, with subsequent payment to the executive, or his/her beneficiary, made directly by the trust.

The annual benefits under the Key Executive Insurance Program for each eligible executive, in the event of early retirement and at age 65 retirement, respectively, are as follows: Mr. Nutter, $60,000 and $70,000; Mr. Pollack, $40,000 and $50,000; and Mr. O’Grady, $40,000 and $50,000.

Change in Control Agreement for W. Lee Nutter.    The Company entered into a Change in Control Agreement with Mr. Nutter in August 2001. The Agreement provides: (i) if within 60 months following a Change in Control, Mr. Nutter is terminated by the Company for any reason or he terminates for “good reason” (as defined in the Executive Severance Plan), he will receive a termination payment of $5 million; (ii) should the termination payment be subject to federal excise tax, Mr. Nutter will be entitled to receive an additional payment in an amount such that the net proceeds to Mr. Nutter, after deduction of the excise tax on the termination payment and all applicable taxes on the additional payment, shall be equal to $5 million; (iii) covenants by Mr. Nutter regarding his continued employment in the event of a potential Change in Control; and (iv) a covenant by the Company to deposit funds into the Supplemental Severance Trust (discussed below) in the event of a Change in Control.

Key Employee Retention Agreement for Paul G. Boynton.    The Company entered into a Retention Agreement with Mr. Boynton in December 2003. The Agreement shall continue in effect until December 31, 2006. The Agreement provides that if Mr. Boynton is terminated (a) in connection with a disposition of the assets or ownership of an operating subsidiary of the Company or a merger or consolidation of the Company or an operating subsidiary in which the Company does not retain majority voting power of the surviving corporation, or (b) within six months following any disposition, merger or consolidation described in (a) above either (i) by the successor entity other than for cause or (ii) by voluntary termination for “good reason” (as defined in the Executive Severance Plan), he will receive an amount equal to the separation benefits payable under the Executive Severance Plan, assuming at least 15 years of service, in the event of a Change in Control.

Legal Resources and Supplemental Severance Trusts.    On December 31, 2001, Rayonier established two Rabbi Trusts, the Legal Resources Trust and the Supplemental Severance Trust, each intended to be grantor trusts under Section 671 of the Internal Revenue Code, to protect deferred benefits earned under programs sponsored by the Company or ITT Industries Inc. (“ITT”) historically protected by insurance. Rayonier is, for tax purposes, the beneficiary of each of the Rabbi Trusts. The assets of each of these trusts, as assets of the Company, would be subject to the claims of Rayonier’s creditors in the event of bankruptcy or insolvency.

The Company has contributed the sum of $250,000 per participant to the Legal Resources Trust to fund any litigation and similar expenses incurred by a covered executive in efforts to collect any amounts due under his or her benefit arrangements. Under the terms of the Legal Resources Trust, the Trustee will undertake to pay, to the extent permitted by law, all legal fees and expenses that a covered executive (or his or her beneficiaries) reasonably incurs in pursuing in good faith payment of any amount due to the executive or such beneficiaries under any benefit arrangement, or as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of any benefit arrangement or any guarantee of performance thereof, following a Change in Control.

The Company established the Supplemental Severance Trust to preserve severance benefits provided to eligible executives following a Change in Control. The Trust was initially funded in the amount of $1 million. Upon the occurrence of a Change in Control, the Company is required to fund the Supplemental Severance Trust in an amount that is sufficient to pay the benefits to which participants may become entitled under the Executive Severance Plan and the Change in Control Agreement in the event of a termination of employment.

Retirement Program.    The tables below illustrate the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at retirement at age 65 based on the assumptions set forth below. Calculation of benefits is uniform for all participants in the Retirement Plan and the Excess Plan, including the Named Executive Officers. The Retirement Plan covers substantially all eligible salaried employees of the Company and the cost of the Retirement Plan and the Excess Plan is borne entirely by the Company.

Retirement benefits earned under the ITT Retirement Plan for Salaried Employees of ITT Industries, Inc. continue on a dynamic credit basis under arrangements with ITT for eligibility and benefit service prior to March 1, 1994.

Pension Plan Tables

For the period through December 31, 2003, the annual pension amounts to two percent of a member’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the member’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Plan was amended so that for future service the annual pension amounts to one and one-half percent of a member’s final average compensation for each year of benefit service to a maximum of 40 years. Accordingly, Table I below reflects estimated annual benefits for years of service through December 31, 2003, while Table II reflects estimated annual benefits for years of service post December 31, 2003.

Table I    Retirement Plan – Estimated Annual Benefits for Years of Service through December 31, 2003

Average Final Compensation	Years of Service
	15	20	25	30	35
$ 50,000	$15,000	$20,000	$25,000	$28,750	$32,500
100,000	30,000	40,000	50,000	57,500	65,000
300,000	90,000	120,000	150,000	172,500	195,000
500,000	150,000	200,000	250,000	287,500	325,000
750,000	225,000	300,000	375,000	431,250	487,500
1,000,000	300,000	400,000	500,000	575,000	650,000
1,250,000	375,000	500,000	625,000	718,750	812,500
1,500,000	450,000	600,000	750,000	862,500	975,000

Table II    Retirement Plan – Estimated Annual Benefits for Years of Service post December 31, 2003

Average Final Compensation	Years of Service
	15	20	25	30	35
$ 50,000	$11,250	$15,000	$18,750	$22,500	$26,250
100,000	22,500	30,000	37,500	45,000	52,500
300,000	67,500	90,000	112,500	135,000	157,500
500,000	112,500	150,000	187,500	225,000	262,500
750,000	168,750	225,000	281,250	337,500	393,750
1,000,000	225,000	300,000	375,000	450,000	525,000
1,250,000	281,250	375,000	468,750	562,500	656,250
1,500,000	337,500	450,000	562,500	675,000	787,500

A member’s average final compensation includes salary and approved bonus payments calculated under the Plan as follows: (1) the member’s average annual base salary for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average, plus (2) the member’s average approved bonus payments for the five calendar years during the member’s last 120 calendar months of service which yield the highest such average. For the Named Executive Officers, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in the Summary Compensation Table on page 16. The Retirement Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

Credited years of service for the Named Executive Officers as of March 1, 2005 are as follows: Mr. Nutter, 37.7 years; Mr. Pollack, 22.7 years; Mr. O’Grady, 29.3 years; Mr. Brannon, 32.6 years; and Mr. Boynton, 5.9 years.

SHARE OWNERSHIP

Principal Holders Of Common Shares

This table shows, as of December 31, 2004, the holdings of persons known to us to beneficially own more than five percent of the outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
Arnhold and S. Bleichroeder Advisers, LLC 1345 Avenue of Americas New York, NY 10105	4,500,020	(a)	9.0%

Mac-Per-Wolf Company 310 S. Michigan Ave., Ste. 2600 Chicago, IL 60604	2,840,683	(b)	5.7%

(a)	Holdings and percent of class as of December 31, 2004 as reported to the Securities and Exchange Commission (“SEC”) on Schedule 13F-HR dated February 11, 2005.

(b)	Holdings and percent of class as of December 31, 2004 as reported to the SEC on Schedule 13G/A filed January 31, 2005 on behalf of PWMCO, LLC and Perkins, Wolf, McDonnell and Company, LLC, two subsidiaries of Mac-Per-Wolf Company.

The following table gives information concerning Common Shares beneficially owned as of March 1, 2005 by each of the Company’s directors, each of the Named Executive Officers and all directors and executive officers as a group. All Common Shares listed below are owned directly by the individual concerned unless otherwise indicated:

	Beneficial Ownership
Name of Beneficial Owner	(1) Common Shares Owned		(2) Column (1) as Percent of Class	(3) Exercisable Stock Options (a)	(4) Sum of Columns (1) and (3) as Percent of Class
Rand V. Araskog	401,902		*	-0-	*
Ronald M. Gross	521,529		1.0%	-0-	1.0%
James H. Hance, Jr.	10,917		*	-0-	*
Richard D. Kincaid	584		*	-0-	*
Paul G. Kirk, Jr.	9,971		*	-0-	*
Thomas I. Morgan	1,488		*	-0-	*
W. Lee Nutter	542,467	(b)(c)	1.1%	566,842	2.2%
Katherine D. Ortega	9,563		*	-0-	*
Carl S. Sloane	8,175		*	-0-	*
Ronald Townsend	3,225		*	-0-	*
Gordon I. Ulmer	12,127		*	-0-	*
Gerald J. Pollack	97,563	(b)	*	92,611	*
John P. O’Grady	117,558		*	129,522	*
Timothy H. Brannon	64,313	(b)(c)	*	96,652	*
Paul G. Boynton	27,945	(b)(c)	*	45,838	*
Directors and executive officers as a group (18 persons)	1,875,263	(b)(c)	3.7%	974,307	5.7%

*	Less than 1%.

(a)

Pursuant to SEC regulations, shares receivable through exercise of employee stock options exercisable within 60 days after March 1, 2005 are deemed to be beneficially owned as of March 1, 2005. Outstanding stock option awards were adjusted, as authorized by the Compensation and Management Development Committee, to reflect the Company’s 2003 three-for-two stock split and special stock dividend.

(b)	All Common Shares are owned directly except for the following amounts allocated under the Rayonier Investment and Savings Plan for Salaried Employees to the accounts of: Mr. Nutter, 33,649 shares; Mr. Pollack, 127 shares; Mr. Brannon, 20,152 shares; Mr. Boynton, 2,591 shares; and all directors and executive officers as a group, 58,865 shares.

(c)	Includes outstanding restricted stock awards as follows: Mr. Nutter, 10,683 shares; Mr. Brannon, 8,902 shares; and Mr. Boynton, 15,341 shares; and all directors and executive officers as a group, 68,487 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require Rayonier directors and executive officers, and persons who own more than ten percent of the outstanding Common Shares, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Company. To our knowledge, based solely on representations by these individuals that no other reports were required, the required reports have been filed on a timely basis on behalf of all persons subject to these requirements with the exception of a Form 5 that was filed on behalf of Hans E. Vanden Noort, Vice President and Corporate Controller, in connection with his receipt of 10,000 shares of restricted stock on November 1, 2004. The Form 5, rather than a Form 4, was not filed until January 24, 2005 due to an internal administrative error.

Securities Authorized for Issuance Under Equity Compensation Plans

This table provides information as of December 31, 2004 regarding compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted, as authorized by the Compensation and Management Development Committee, to reflect the Company’s 2003 three-for-two stock split and special stock dividend.

Equity Compensation Plan Information

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,769,529	(1)	$26.97	4,660,862	(2)
Equity compensation plans not approved by security holders	0		N/A	N/A
Total	2,769,529		$26.97	4,660,862

(1)	Outstanding stock option awards under the 1994 Incentive Stock Plan and the 2004 Incentive Stock and Management Bonus Plan (the “2004 Plan”).

(2)	Includes 222,562 Performance Shares awarded under the 1994 Incentive Stock Plan, 93,300 Performance Shares awarded under the 2004 Plan and shares available for future issuance under the 2004 Plan.

SHAREHOLDER PERFORMANCE GRAPHS

This table compares the performance from 1999-2004 of Common Shares (assuming reinvestment of dividends) with a broad-based market index (Standard & Poor’s 500) and an industry-specific index (Standard & Poor’s 1500 Paper and Forest Products Index).

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested

	31-Dec-99	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04
Rayonier Inc.	$100	$86	$112	$103	$174	$215
S&P 500®	$100	$91	$80	$62	$80	$89
S&P© 1500 Paper & Forest Products Index	$100	$86	$89	$77	$105	$117

Given the Company’s January 1, 2004 conversion to a real estate investment trust (“REIT”), the Board and management also measure the Company’s performance against the REIT Industry. The following table compares the 2004 performance of Common Shares (assuming reinvestment of dividends) with the National Association of Real Estate Investment Trusts (“NAREIT”) Equity REIT Index and the Standard & Poor’s Super Composite Real Estate Investment Trust Index.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 2003 with dividends reinvested

	31-Dec-03	31-Mar-04	30-Jun-04	30-Sep-04	31-Dec-04
Rayonier Inc.	$100	$107	$110	$113	$124
NAREIT Equity REIT Index	$100	$112	$106	$114	$131
S&P© Super Composite Real Estate Investment Trust Index	$100	$109	$104	$110	$126

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings (including this Proxy Statement) in whole or in part, the preceding Report of the Compensation and Management Development Committee and the preceding Company Shareholder Performance Graphs shall not be incorporated by reference into any such filings; nor shall such Report or Graphs be incorporated by reference into any future filings.

MISCELLANEOUS

Communications with Non-Management Directors

Shareholders and other parties interested in communicating their concerns directly to the Chairs of the Audit Committee, Compensation and Management Development Committee, Finance Committee and Nominating and Corporate Governance Committee, who preside on a rotating basis at regular meetings of the non-management directors, may do so by writing them at Rayonier Board Committee Chairs, c/o Corporate Secretary, 50 North Laura Street, Jacksonville, FL 32202. All such concerns received will be forwarded to the four Committee Chairs, and may be accompanied by a report summarizing such concerns if deemed appropriate by the Corporate Secretary.

Director Attendance at Annual Meetings of Shareholders

Directors are encouraged, but not required, to attend the Annual Meeting of Shareholders. At the 2004 Annual Meeting, five of the nine sitting directors were in attendance.

Costs of Proxy Solicitation

The Company will pay the expenses of soliciting proxies for the 2005 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement, and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of Common Shares. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of Automatic Data Processing, Inc. (“ADP”), the Company’s vote tabulator. If utilized, payment to ADP for such services will be based on actual expenses incurred, including time spent.

Annual Report

If you were a shareholder of record on March 21, 2005, you should have received copies of Rayonier’s 2004 Annual Report to Shareholders including its 2004 Annual Report on Form 10-K (without exhibits) either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report to Shareholders and Form 10-K, please write to the Corporate Secretary at Rayonier, 50 North Laura Street, Jacksonville, Florida 32202, and copies will be sent to you.

Delivery of Materials to Shareholders Sharing an Address

The Company takes advantage of the “householding” rules to reduce the cost of mailing proxy materials. Under such rules, only one Proxy Statement, Annual Report and Form 10-K are delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate copy of the proxy materials, he or she may so request by contacting ADP Householding Department by phone at 1-800-542-1061 or by mail to ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A separate copy will be promptly provided following receipt of a shareholder’s request, and such shareholder will receive separate proxy materials in the future. Any shareholder currently sharing an address with another shareholder but nonetheless receiving separate copies of the proxy materials may request delivery of a single copy in the future by contacting ADP Householding Department at the number or address shown above.

BY ORDER OF THE BOARD OF DIRECTORS

W. EDWIN FRAZIER, III

Senior Vice President, Administration and Corporate Secretary

Dated:	March 31, 2005

APPENDIX A

Rayonier Audit Committee

Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.	The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.	When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Tax return compliance work as laid out in initial scope (February meeting),

e.	Annual audits of the Company’s defined benefit and savings plans, and

f.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

A-1

50 NORTH LAURA STREET, SUITE 1900 JACKSONVILLE, FL 32202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Rayonier in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rayonier, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RAYINC	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYONIER INC.
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1.
Vote On Directors	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1. Election of the nominees listed below as Directors of Rayonier Inc.	O	O	O	__________________________________
01) James H. Hance, Jr. – Class II 02) Paul G. Kirk, Jr. – Class II 03) Carl S. Sloane – Class II 04) Richard D. Kincaid – Class III

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR all four nominees for Director. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Rayonier

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Rayonier Inc.

for the Annual Meeting on May 19, 2005

By signing this card, I(we) hereby authorize W. LEE NUTTER, W. EDWIN FRAZIER, III, and MICHAEL R. HERMAN, or any of them, each with full power to appoint his substitute, to vote as Proxy for me(us) at the Annual Meeting of Shareholders of Rayonier to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 19, 2005 at 4:00 p.m., or at any adjournment thereof, the number of shares which I(we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)